Exhibit 99.2

Press Release

Silver State Bancorp Completes Private Placement of $30,000,000 Floating Rate Trust Preferred Securities

HENDERSON, Nev.—(BUSINESS WIRE)—July 24, 2007—Silver State Bancorp (NASDAQ:SSBX) (the “Company”) today completed the private placement of $30,000,000 aggregate liquidation amount of floating rate trust preferred securities (the “Capital Securities”) issued by Silver State Capital Trust VI, a newly formed Delaware statutory trust. The Capital Securities have a floating rate, which resets quarterly, equal to three-month LIBOR plus 1.35%. The Company expects the proceeds from the issuance to count as capital for regulatory capital purposes. The issuance was part of a pooled offering involving other participating issuers, and was made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended. The Company intends to use the proceeds of the sale for general corporate purposes.

About Silver State Bancorp

Silver State Bancorp operates 10 full-service branches in Southern Nevada through Silver State Bank, as well as two branches in the Phoenix, Arizona area through its wholly-owned subsidiary, Choice Bank. Silver State Bancorp also operates loan production offices in Nevada, Utah, Colorado, Washington, Oregon, California and Florida. Silver State Bancorp is headquartered in Henderson, NV.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: Silver State Bancorp

Corey L. Johnson, 702-433-8300

Michael J. Threet, 702-433-8300

SOURCE: Silver State Bancorp